4839-3048-6267.v2 AMENDMENT TO THE CLEARWATER PAPER CORPORATION MANAGEMENT DEFERRED COMPENSATION PLAN The Clearwater Paper Corporation Management Deferred Compensation Plan, as amended and restated as of January 1, 2016 (the “Plan”), is hereby amended as follows effective as of October 11, 2021: Section 7(a) of the Plan is hereby amended to read as follows: (a) Selection of Deemed Investments. The balance of each Participant’s Deferred Compensation Account shall be adjusted for earnings and losses commencing with the date as of which any amount is credited to the Deferred Compensation Account. Such earnings or losses during the deferral period for amounts credited to a Participant’s Deferred Compensation Account shall be computed by reference to the rate of return on one or more of the investment alternatives that are available under the 401(k) Plan and which are designated by the Committee as available under this Plan, which shall include a stable value fixed income fund (the “Stable Value Fund”) and an account that is deemed invested in Stock Units (the “Stock Unit Account”) and shall exclude any self- directed brokerage account available under the 401(k) Plan. Each participating Employee may select (in ten percent (10%) increments) which investment alternative(s) will be used for this purpose with respect to his or her deferred Compensation, and the alternative(s) selected need not be the same as the Employee has selected under the 401(k) Plan, but any such selection will apply only prospectively. The Committee shall determine how frequently such selections may be changed. To record adoption of this Amendment, Clearwater Paper Corporation has caused its authorized officer to execute the same. Date: December 30, 2021 CLEARWATER PAPER CORPORATION By: _______________________________ Name: Kari G. Moyes Title: Senior Vice President, Human Resources DocuSign Envelope ID: 3660052E-2129-462C-8D89-09BB16EBDD73